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                                                                    Exhibit 23.1
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The Board of Directors
Pennaco Energy, Inc.


We consent to incorporation by reference in the registration statement on Form S-3 of Pennaco Energy, Inc. of our report dated February 25, 2000, relating to the balance sheets of Pennaco Energy, Inc. as of December 31, 1999, and 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999 and for the period from January 26, 1998 (inception) to December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-KSB of Pennaco Energy, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


               KPMG LLP


Denver, Colorado
August 9, 2000